Exhibit 10.1

Providence Service Corporation

64 East Broadway Blvd.

Tucson, Arizona 85701

November 19, 2012

Fletcher J. McCusker

3233 East Via Palos Verde

Tucson, Arizona 85716

Re:	Memorandum of Agreement

Dear Fletcher:

This Memorandum of Agreement (this “Memorandum of Agreement”) summarizes the material terms pursuant to which your status as the Chief Executive Officer and member of the Board of Directors of Providence Service Corporation (“Providence”) will cease.

1.	Employment and Director Status.

a.	You hereby irrevocably resign as an employee of Providence effective December 31, 2012 (the “Termination Date”). Providence accepts such resignation.

b.	Effective immediately, you hereby irrevocably resign (i) as a director and as Chairman of the Board of Directors of Providence, (ii) from any and all positions as an officer or director of any subsidiary of Providence and (iii) from any representative capacity (whether as an officer or director, or otherwise) of any entity managed by Providence or any such subsidiaries.

c.	Effective immediately, you will transition your responsibility as Chief Executive Officer to Mr. Warren Rustand. From the date hereof until the Termination Date, you will focus primarily on transitioning your role and duties to Mr. Rustand.

2.	Resignation; Notice of Termination; PRSU’S. The cessation of your employment will be treated as a “Termination without Cause” for the purposes of your Amended and Restated Employment Agreement with Providence (the “Employment Agreement”), dated as of May 17, 2011. This Memorandum of Agreement shall constitute a Notice of Termination as described in Section 5(f) of the Employment Agreement for such purpose. You hereby agree that this Memorandum of Agreement complies with the requirements of such Notice of Termination set forth in such Section 5(f). Providence hereby confirms that, assuming you do not breach any of the terms of this Memorandum of Agreement and do not resign as an employee prior to such time, you will have satisfied the vesting criteria as of Termination Date for the second tranche of the performance restricted stock units granted to you in 2011, and the corresponding amount of $281,634 will be paid to you on March 12, 2013.

3.	General Release. Providence will make the payment set forth in Section 6(c) of the Employment Agreement on December 31, 2012 (the “Release Delivery Deadline Date”) contingent upon (a) your execution and delivery to Providence on or before the seventh day prior to the Release Delivery Deadline Date of a General Release of all claims relating to your employment and termination from employment as the Chief Executive Officer in a form to be provided by Providence to you (which form will be delivered to you on or before December 3, 2012) (the “General Release”), and (b) your not revoking the General Release prior to the close of business on the Release Delivery Deadline Date. The General Release shall not affect any rights you may have under COBRA, under any vested award previously issued to you by Providence, under any Providence benefit plan or under the terms of this Memorandum of Agreement.

Fletcher J. McCusker

November 19, 2012

4.	Press Release. On November 19, 2012, Providence issued a press release substantially in the form attached hereto as Exhibit A.

5.	Restrictive Covenants. From the date hereof and until the end of the eighteen (18) month period following the Termination Date, you shall be subject to the Non-Competition and Non-Solicitation/Non-Piracy provisions set forth in Sections 7(a) and 7(b) of the Employment Agreement. You shall also be subject to Non-Disclosure, Intellectual Property and Non-Disparagement provisions set forth in Sections 7(c), 7(d) and 7(e) of the Employment Agreement indefinitely.

6.	Miscellaneous. Neither this Memorandum of Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either party hereto. Whenever possible, each provision of this Memorandum of Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Memorandum of Agreement is held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Memorandum of Agreement. This Memorandum of Agreement may be amended, supplemented or changed, and any provision of this Memorandum of Agreement may be waived, only in a writing signed by the party to be charged therewith. This Memorandum of Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Arizona (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman. Except as it relates to the restrictive covenants described in paragraph 5 above, we agree that any claim, dispute or controversy arising out of or in connection with this Memorandum of Agreement shall be resolved solely and exclusively by binding, confidential arbitration, in the manner described in Section 9(b)(ii) of the Employment Agreement.

7.	Representation. You represent and agree that you have been encouraged to seek the advice of counsel in connection with your review, negotiation and execution of this Memorandum of Agreement. You represent and agree that you either sought such advice or knowingly and through your own decision determined not to seek such advice.

Fletcher J. McCusker

November 19, 2012

If the terms set forth above reflect your understanding of our agreement in regard to the matters set forth herein, which constitute all of the agreements of the parties in regard to the subject matter hereof, please execute and deliver the enclosed copy of this Memorandum of Agreement, whereupon it will become a binding agreement between us.

Very truly yours,

PROVIDENCE SERVICE CORPORATION

By:	/s/ Warren Rustand

Agreed and Accepted as of the date set forth above.

FLETCHER J. McCUSKER

/s/ Fletcher J. McCusker